Exhibit 99.1

Pier 1 Imports, Inc. Reports First Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--June 17, 2010--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the first quarter ended May 29, 2010.

First Quarter Highlights

  Comparable store sales growth of 14.3% versus last year’s decline of 7.5%
  Merchandise margins were 58.6% of sales compared to 54.2% last year
  Gross profit improved to 37.4% of sales compared to 30.2% last year
  Operating income of $8.3 million compared to an operating loss of $26.7 million last year
  Net income of $7.7 million or $0.07 per share
  Strong balance sheet, ending the quarter with $204.8 million of cash
  Finalized sale of Chicago distribution center for a purchase price of $11.8 million and a gain of $1.6 million

Returning to Profitability

Alex W. Smith, President and Chief Executive Officer said, “We are delighted that for the first time in six years we have achieved first quarter operating income. Store traffic, conversion rate and average ticket all increased during the quarter – our customers are clearly enjoying our merchandise, our stores and our customer service. We experienced strong performance in all merchandise divisions and all areas of the country. Our confidence level is high and we know how to keep the momentum going – continuing to rebuild our profitability one SKU and one customer at a time. We look forward to discussing our results in more detail later this morning on our conference call.”

First Quarter Results

The Company reported net income of $7.7 million, or $0.07 per share, for the first quarter, versus net income of $29.3 million, or $0.32 per share, for the same period last year, which included a $47.8 million gain on the repurchase of debt and a $10.0 million litigation recovery. Total sales for the first quarter were $306.3 million, an 8.9% increase from $281.1 million in the year-ago quarter. Comparable store sales during the quarter increased 14.3% compared to a comparable store sales decline of 7.5% last year. The sales increase for the quarter was primarily the result of an increase in store traffic, conversion rate and average ticket.

Merchandise margins for the quarter were $179.6 million, or 58.6% of sales, compared to $152.3 million, or 54.2% of sales, in the same period last year. The 440 basis point improvement in merchandise margins continues to be positively impacted by decreased clearance activity, reduced vendor and supply chain costs and well managed inventory levels. Store occupancy costs were $65.2 million for the quarter compared to $67.5 million last year. The decline was primarily the result of negotiated rental reductions with our landlords in addition to a lower overall store count. Gross profit for the quarter, which is calculated by deducting store occupancy costs from merchandise margin dollars, improved to $114.4 million, or 37.4% as a percentage of sales, from $84.8 million, or 30.2% of sales, in the first quarter of last year.

First quarter selling, general and administrative expenses were well-controlled and totaled $101.1 million compared to $105.6 million in the year-ago quarter. SG&A expenses consisted primarily of $13.6 million in marketing, $69.6 million in payroll, and $17.9 million in other G&A costs. For the quarter, SG&A expenses before special charges increased $3.1 million, or approximately 3%, compared to last year and were 33.2% of sales versus 35.0% of sales last year. Selling, general and administrative expenses for the quarter included $1.2 million in special charges relating to lease terminations and other, offset by a gain of $1.7 million primarily resulting from the Company’s sale during the quarter of its distribution center near Chicago, compared to $7.1 million in special charges resulting primarily from lease termination charges during the same period last year.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the first quarter as compared to the same period last year.

	Three months ended
	May 29, 2010		May 30, 2009		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$50.8	16.6%	$50.8	18.1%	$-
Marketing	13.6	4.4%	13.1	4.7%	0.5
Store supplies, services and other	7.2	2.4%	7.0	2.5%	0.2
Variable costs	71.6	23.4%	70.9	25.2%	0.7

Administrative payroll	18.8	6.1%	18.2	6.5%	0.6
Other relatively fixed expenses	11.2	3.7%	9.4	3.3%	1.8
Relatively fixed costs	30.0	9.8%	27.6	9.8%	2.4

Subtotal	101.6	33.2%	98.5	35.0%	3.1

Lease termination costs and impairments	0.7	0.2%	6.4	2.3%	(5.7)
(Gain) loss on sale of fixed assets	(1.7)	-0.5%	0.2	0.1%	(1.9)
Severance and other	0.5	0.1%	0.5	0.2%	-
Special charges	(0.5)	-0.2%	7.1	2.5%	(7.6)

	$101.1	33.0%	$105.6	37.5%	$(4.5)

Operating income for the quarter was $8.3 million, a $35.0 million improvement from the $26.7 million loss reported for the same period last year. The increases in sales and merchandise margins coupled with well-controlled expenses resulted in the overall improvement in operating income.

Balance Sheet and Liquidity

As of the end of the first quarter, inventory was in line with the Company’s planned expectations and was $303.2 million compared to $294.2 million at the end of the first quarter last year. Inventory per retail square foot at the end of the quarter was $37 compared to $35 a year ago. Management continues to strategically manage its inventory purchases and monitor its inventory levels to keep in line with consumer demand.

Cash and cash equivalents at the end of the quarter were $204.8 million, a $69.0 million increase over the same period last year. The Company generated $10.3 million of cash from operations during the quarter. In addition to available cash balances, the Company’s calculated borrowing base on its secured credit facility was $218.0 million and, after excluding the required availability of $30.0 million and $74.8 million in outstanding letters of credit and bankers’ acceptances, $113.2 million was available for use by the Company for working capital purposes. The Company did not utilize its secured credit facility during the first quarter for any purpose other than its customary letter of credit needs, which have continued to decline from last year. Including cash and available credit, the Company had total liquidity of $318.0 million as of the end of the first quarter. Management expects to continue to strategically manage merchandise purchases, expenses and capital expenditures throughout the fiscal year.

Total debt at the end of the first quarter, including the current portion, was $35.5 million and was comprised of $19.0 million of industrial revenue bonds and $16.5 million of 6.375% convertible notes, net of discounts. The Company anticipates that the 6.375% notes will be repaid on or before February 15, 2011. During the first quarter, the Company finalized the sale of its distribution center near Chicago for a purchase price of $11.8 million. The Company intends to repay $9.5 million of industrial revenue bonds related to the distribution center in the second quarter with the proceeds from the sale.

Conference Call Information

The Company will host a conference call concerning first quarter results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 73268036.

A replay will be available after 12:00 p.m. (Central Time) for a 24 hour period and the replay can be accessed by calling 1-800-642-1687, or if international, 1-706-645-9291 using the conference ID number 73268036.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

(Financials Attached)

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	May 29,	May 30,
	2010	2009

Net sales	$306,259	$281,130

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	191,862	196,316
Selling, general and administrative expenses	101,052	105,557
Depreciation and amortization	5,079	5,961
	297,993	307,834

Operating income (loss)	8,266	(26,704)

Nonoperating (income) and expenses:
Interest and investment income	(348)	(527)
Interest expense	1,442	2,937
Gain on repurchase of debt	-	(47,832)
Other Income	(688)	(10,409)
	406	(55,831)

Income before income taxes	7,860	29,127
Income tax provision (benefit)	190	(187)

Net income	$7,670	$29,314

Earnings per share:
Basic	$0.07	$0.32

Diluted	$0.07	$0.32

Average shares outstanding during period:
Basic	116,197	91,113

Diluted	116,921	91,113

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	May 29,	February 27,	May 30,
	2010	2010	2009
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $164,448, $176,503 and $124,880, respectively	$204,828	$187,912	$135,848
Accounts receivable, net	17,301	14,701	16,169
Inventories	303,193	313,496	294,181
Income tax receivable	539	561	2,481
Prepaid expenses and other current assets	37,303	37,157	40,867
Total current assets	563,164	553,827	489,546

Properties, net	56,518	55,837	69,497
Other noncurrent assets	33,373	33,310	34,114
	$653,055	$642,974	$593,157

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$74,969	$65,344	$61,083
Current portion long-term debt	25,971	16,435	-
Gift cards and other deferred revenue	44,098	44,356	45,394
Accrued income taxes payable	1,856	4,967	4,500
Other accrued liabilities	99,707	106,073	106,834
Total current liabilities	246,601	237,175	217,811

Long-term debt	9,500	19,000	103,771
Other noncurrent liabilities	82,271	83,665	91,575

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000, 125,232,000 and 100,779,000 issued, respectively	125	125	101
Paid-in capital	245,831	264,477	207,713
Retained earnings	201,358	193,688	136,155
Cumulative other comprehensive income (loss)	(603)	(699)	866
Less -- 8,269,000, 9,645,000 and 10,291,000 common shares in treasury, at cost, respectively	(132,028)	(154,457)	(164,835)
	314,683	303,134	180,000
	$653,055	$642,974	$593,157

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	May 29,	May 30,
	2010	2009

Cash flow from operating activities:
Net income	$7,670	$29,314
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	7,578	8,399
(Gain) loss on disposal of fixed assets	(1,650)	168
Stock-based compensation expense	1,392	1,236
Deferred compensation	1,046	1,221
Lease termination expense	450	4,585
Amortization of deferred gains	(1,894)	(1,979)
Gain on repurchase of convertible bonds	-	(47,832)
Other	662	2,263
Changes in cash from:
Inventories	10,303	22,150
Accounts receivable, prepaid expenses and other current assets	(14,163)	10,273
Income tax receivable	22	(332)
Accounts payable and accrued expenses	2,116	(21,293)
Accrued income taxes payable	(3,111)	66
Defined benefit plan liabilities	(29)	(1,696)
Other noncurrent assets	(89)	(470)
Other noncurrent liabilities	(1)	(19)
Net cash provided by operating activities	10,302	6,054

Cash flow from investing activities:
Capital expenditures	(6,337)	(395)
Proceeds from disposition of properties	10,560	678
Proceeds from sale of restricted investments	756	3,317
Purchase of restricted investments	(756)	(3,074)
Net cash provided by investing activities	4,223	526

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	2,391	310
Repurchase of convertible bonds	-	(26,840)
Net cash provided by (used in) financing activities	2,391	(26,530)

Change in cash and cash equivalents	16,916	(19,950)
Cash and cash equivalents at beginning of period	187,912	155,798

Cash and cash equivalents at end of period	$204,828	$135,848

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400